Exhibit 99.1

Bristol West Announces Election of Board of Directors

DAVIE, Fla., May 19 /PRNewswire-FirstCall/ -- Bristol West Holdings, Inc. (NYSE: BRW) today announced that its stockholders have elected the 10 directors nominated by its Board of Directors for election at its Annual Meeting of Stockholders held this afternoon at its headquarters in Davie, Florida. The 10 directors elected by the stockholders are: James R. Fisher, R. Cary Blair, Jeffrey J. Dailey, Richard T. Delaney, Todd A. Fisher, Perry Golkin, Mary R. Hennessy, Eileen Hilton, James N. Meehan and Arthur J. Rothkopf.

Messrs. Inder-Jeet S. Gujral and Scott C. Nuttall retired from the Board of Directors effective today having previously advised the Board of Directors that they did not intend to stand for re-election at today’s Annual Meeting of Stockholders. James R. Fisher, Chairman and CEO of Bristol West, said, “We are grateful for the dedication and insight that I.J. and Scott have provided to our Board and to Bristol West. We wish them the very best in all of their endeavors.”

Bristol West Holdings, Inc. also announced that at today’s Annual Meeting its stockholders also took the following actions:

*     Ratified the Audit Committee’s selection of Deloitte & Touche LLP as the Independent Auditor for 2006

*     Approved the Bristol West Holdings, Inc. Executive Officer Incentive Plan

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides private passenger automobile insurance exclusively through agents and brokers in 21 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, http://www.bristolwest.com .

SOURCE  Bristol West Holdings, Inc.
          -0-                                                         05/19/2006
          /CONTACT:  Craig Eisenacher, Bristol West Holdings, Inc., +1-954-316-5192/
          /Web site:  http://www.bristolwest.com /